PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 4 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                                 May 13, 1999
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                        Senior Floating Rate Notes

                              --------------

               We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:        $155,000,000

Maturity Date:           May 20, 2002

Interest Accrual Date:   May 18, 1999

Interest Payment Dates:  Each February 20, May 20, August 20 and November 20,
                         commencing August 20, 1999

Initial Interest Rate:   To be determined two London banking days prior to the
                         Original Issue Date

Base Rate:               LIBOR

Index Maturity:          3 Months

Spread (Plus or Minus):  Plus 0.16% per annum

Index Currency:          U.S. Dollars

Interest Payment Period: Quarterly

Specified Currency:      U.S. Dollars

Issue Price:             100%

Settlement Date
  (Original Issue Date): May 18, 1999

Initial Interest Reset
  Date:                  August 20, 1999

Interest Reset Dates:    Same as Interest Payment Dates

Interest Reset Period:   Quarterly

Interest Determination
  Dates:                 Two London banking days prior to each
                         Interest Reset Date

Reporting Service:       Telerate (Page 3750)

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Calculation Agent:       The Chase Manhattan Bank

Minimum Denomination:    $1,000

CUSIP:                   61745ENS6


   Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                        MORGAN STANLEY DEAN WITTER